Fairchild Semiconductor Reduces Guidance for the Third Quarter 2011

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today revised guidance for the third quarter of 2011. Fairchild now expects sales to be $400 to $410 million compared to previous guidance of $433 to $446 million. Adjusted gross margin is expected to be in the range of 36.0% to 36.5%, down from the previous guidance of 36.5% to 36.9%. We expect R&D and SG&A spending to be about $96 million compared to our previous guidance of $99 million.

"Distributor sell through of our products has been lower than expected and we are reducing our shipments into the channel accordingly," said Mark Thompson, Fairchild's president and CEO. "Demand from OEM customers has remained stable and we expect to record modest sequential sales growth to direct customers in the third quarter. In the distribution channel, sell through has yet to show signs of the normal seasonal increase in a number of end markets including computing and consumer. Sell through has also been below expectations for appliances as some Asian customers reduce inventories. As expected, we continue to see weak demand from the solar inverter market as well. Given the uncertainty in the demand environment, we decided to aggressively and proactively adjust our supply chain now to maintain lean inventories, especially in the distribution channel. We are also controlling expenses tightly which is reflected in our lower guidance for R&D and SG&A spending.

"While we are dealing with demand weakness in some end markets, I am encouraged by our share gains in the mobile analog business", stated Thompson. "We expect solid sales growth for mobile analog products in the third quarter due to design wins and numerous new product launches. We are confident that this combination of share gains in analog coupled with long-term secular growth in high voltage solutions will enable us to grow sales significantly in the coming years."

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors' actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.